SCHEDULE 14A INFORMATION

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ENTEGRIS, INC.

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ENTEGRIS, INC.

3500 Lyman Blvd.

Chaska, Minnesota 55318

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 9, 2007

The 2007 Annual Meeting of Stockholders of Entegris, Inc. will be held at the Company’s offices at 129 Concord Road, Billerica, Massachusetts, on Wednesday, May 9, 2007, at 10:00 a.m., local time, to consider and act upon the following matters:

1.	To elect ten (10) Directors to serve until the 2008 Annual Meeting of Stockholders.

2.	To transact such other business as may properly come before the meeting and at any adjournment or postponement thereof.

Stockholders of record at the close of business on March 23, 2007 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

By order of the Board of Directors,

Peter W. Walcott Senior Vice President, General Counsel & Secretary

Dated: March 30, 2007

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE VOTE IN ONE OF THE FOLLOWING THREE WAYS: (1) BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ENCLOSED STAMPED ENVELOPE BY MAIL, (2) BY COMPLETING A PROXY USING THE TOLL-FREE TELEPHONE NUMBER LISTED ON THE PROXY CARD, OR (3) BY COMPLETING A PROXY ON THE INTERNET AT THE ADDRESS LISTED ON THE PROXY CARD.

ENTEGRIS, INC.

3500 Lyman Boulevard

Chaska, Minnesota 55318

Proxy Statement for the 2007 Annual Meeting of Stockholders

To Be Held on May 9, 2007

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Entegris, Inc., a Delaware corporation, (“Entegris” or the “Company”) for use at the 2007 Annual Meeting of Stockholders to be held at the Company’s offices at 129 Concord Road, Billerica, Massachusetts on Wednesday, May 9, 2007, at 10:00 a.m., local time, and at any adjournment or adjournments of that meeting. This proxy statement, the foregoing Notice of Annual Meeting of Stockholders, the enclosed form of proxy and the Company’s Fiscal Year 2006 Annual Report on Form 10-K are first being mailed or given to stockholders on or about March 30, 2007.

PROXIES

A stockholder giving a proxy may revoke it at any time before it is voted by executing and delivering to Entegris another proxy bearing a later date, by delivering a written notice to the Secretary of the Company stating that the proxy is revoked, or by voting in person at the 2007 Annual Meeting. Any properly completed proxy forms returned in time to be voted at the Annual Meeting will be voted in accordance with the instructions indicated thereon. If no instructions are indicated on the proxy, the proxy will be voted IN FAVOR of the election of the ten named nominees as directors. In addition, the proxy confers discretionary authority to vote on any other matter properly presented at the 2007 Annual Meeting which is not known to the Company as of the date of this proxy statement, unless the proxy directs otherwise.

Shareholders may vote by proxy in one of the following three ways: (1) by completing, signing and dating the enclosed proxy card and returning it in the enclosed postage paid envelope by mail, (2) by completing a proxy using the toll-free telephone number listed on the proxy card in accordance with the specified instructions, or (3) by completing a proxy on the Internet at the address listed on the proxy card in accordance with the specified instructions.

All costs of solicitation of proxies will be borne by Entegris. In addition to solicitations by mail, the Company’s directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, personal interviews and the Internet. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and Entegris will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

VOTING SECURITIES AND VOTES REQUIRED

The record date for the determination of stockholders entitled to notice of and to vote at the 2007 Annual Meeting was the close of business on March 23, 2007 (the “Record Date”). On the Record Date, there were 134,456,633 shares of Common Stock, $0.01 par value per share, the Company’s only voting securities, outstanding and entitled to vote. Each share of common stock is entitled to one vote. Under the Company’s By-Laws, the holders of a majority of the shares of common stock outstanding and entitled to vote at the meeting shall constitute a quorum for the transaction of business at the meeting. Shares of common stock represented in person or by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present. The affirmative vote of the holders of a plurality of votes cast by the stockholders entitled to vote at the meeting is required for the election of directors. Shares which abstain from voting as to a particular matter, and shares held in “street name” by brokers or nominees, who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and “broker non-votes” will not be included in vote totals and will not affect the outcome of the voting on the election of the directors.

HISTORICAL NOTE

The Company is the surviving entity from an August 6, 2005 merger pursuant to which Entegris, Inc., a Minnesota corporation, and Mykrolis Corporation, a Delaware corporation, were merged into the Company in a strategic merger of equals transaction. As used in this proxy statement, references to the “Merger” mean the above described merger of equals transaction and references to “Entegris Minnesota” and “Mykrolis” mean Entegris, Inc., a Minnesota corporation, and Mykrolis Corporation, a Delaware corporation, the constituent predecessor corporations to the Merger, respectively. In addition, effective January 1, 2006 the Company changed its fiscal year to the calendar year. As a result of this change, during 2005 the Company had a four month transition period following the end of its prior fiscal year, running from August 28, 2005, through December 31, 2005.

1. ELECTION OF DIRECTORS

At each annual meeting of stockholders, directors are elected for a term of one year to succeed those directors whose terms are expiring. The persons named in the enclosed proxy will vote to elect as directors the nominees designated by the Board, whose names are listed below, unless the proxy is marked otherwise. Each of the nominees has indicated his willingness to serve, if elected. However, if a nominee should be unable to serve, the shares of common stock represented by proxies may be voted for a substitute nominee designated by the Board. There are no family relationships between or among any officers or directors of Entegris.

Nominees for Election

Set forth below are the name and age of each nominee for election as a director, his principal occupation and the year of his first election as a director of Entegris or a predecessor public corporation.

Name of Nominee	Age	Principal Occupation	Director Since*
Gideon Argov	50	President & Chief Executive Officer, Entegris, Inc.	2004
James E. Dauwalter	55	Chairman of the Board, Entegris, Inc.	1999
Michael A. Bradley	58	Chief Executive Officer, Teradyne, Inc.	2001
Michael P.C. Carns	69	Independent Business Consultant	2001
Daniel W. Christman	63	Senior Vice President, International Affairs, U.S. Chamber of Commerce	2001
Gary F. Klingl	67	Management Consultant	2000
Roger D. McDaniel	68	Retired Executive	1999
Paul L.H. Olson	56	Executive Vice President, Bethel University	2003
Thomas O. Pyle	67	Chairman of the Board, PolyMedica Corporation	2001
Brian F. Sullivan	45	Chief Executive Officer, SterilMed, Inc.	2003

*	Includes service with predecessor public company, Entegris Minnesota in the case of Messrs. Dauwalter, Klingl, Olson, McDaniel and Sullivan and Mykrolis in the case of Messrs. Argov, Bradley, Carns, Christman and Pyle.

Set forth below are the principal occupation and business experience during the past five years of each director as well as the names of other publicly held companies of which he serves as a director. All of the following directors have served as Entegris directors since the Merger of Entegris Minnesota and Mykrolis into the Company on August 6, 2005.

Gideon Argov serves as our President and Chief Executive Officer. He served as the Chief Executive Officer and a director of Mykrolis from November 2004 until the Merger. Prior to joining Mykrolis, Mr. Argov was a Special Limited Partner at Parthenon Capital, a Boston-based private equity partnership, since 2001. He served as Chairman, Chief Executive Officer and President of Kollmorgen Corporation from 1991 to 2000. From 1988 to 1991 he served as Chief Executive Officer of High Voltage Engineering Corporation. Prior to 1988, he led consulting engagement teams at Bain and Company. He is a director of Interline Brands, Inc., X-Rite Incorporated and Fundtech Corporation.

Michael A. Bradley served as a director of the Mykrolis and as Chairman of the Audit & Finance Committee of the Mykrolis board of directors from 2001 until the Merger. He served as Chairman of the Audit & Finance Committee of the Company’s board of directors from the date of the Merger until June 14, 2006. He has been the Chief Executive Officer and a director of Teradyne, Inc. since 2004. Prior to that he served as President of Teradyne, Inc. since May of 2003 and as President, Semiconductor Test Division of Teradyne since April of 2001. Mr. Bradley served as the Chief Financial Officer of Teradyne, Inc. from 1999 until 2001 and as a Vice President of Teradyne since 1992. Prior to that, Mr. Bradley held various finance, marketing, sales and management positions with Teradyne and worked in the audit practice group of the public accounting firm of Coopers and Lybrand. Mr. Bradley was appointed to Teradyne’s Management Committee in 1994 and its Executive Committee in 1996. Mr. Bradley serves as a director of the Massachusetts High Technology Council. He received his A.B. degree from Amherst College and an M.B.A. from the Harvard Business School.

Michael P.C. Carns has served as a director of Mykrolis and as a member of the Management Development & Compensation Committee of the Mykrolis board of directors since 2001 and as Chairman of that committee from 2004 until the Merger; he has also served as the Chairman of the Management Development & Compensation Committee of the Company since June 14, 2006. Mr. Carns retired in the grade of General from the United States Air Force in September 1994 after 35 years of service. General Carns currently is an independent business consultant. From 2001 through 2003, he served as Vice Chairman of PrivaSource, Inc., a software company focusing on health data privacy and security. From 1995 to 2000, General Carns served as President and Executive Director of the Center for International Political Economy. From May 1991 until his retirement, General Carns served as Vice Chief of Staff, United States Air Force. From September 1989 until 1991, he served as Director of the Joint Staff, Joint Chiefs of Staff. General Carns is a director of Engineered Support Systems, Inc. (manufacture and service of integrated military electronics systems) and Rockwell Collins, Inc. (aviation and information technology). He is also a member of the Department of Defense Science Board and numerous professional and civic organizations. General Carns graduated from the United States Air Force Academy in 1959; from the Harvard Business School in 1967; and from the Royal College of Defence Studies, London in 1977.

Daniel W. Christman has served as a director of Mykrolis and as a member of the Audit & Finance Committee of the Mykrolis board of directors from 2001 until the Merger. From February of 2003 through 2004 he was designated as the Presiding Director of the Mykrolis Board of Directors. In 2003 he became a Senior Vice President, International Affairs of the U.S. Chamber of Commerce. From 2001 until 2003 he was the President and Executive Director of the Kimsey Foundation, Washington, D.C., which has been active in education and community development in the Washington, D.C. area as well as in international issues that focus on the alleviation of human suffering. He was named to this position in July 2001, after his retirement as a Lieutenant General from a career in the United States Army that spanned more than 36 years. Immediately prior to his retirement, General Christman served as the Superintendent of the United States Military Academy at West Point since 1996. From 1994 until 1996, General Christman served as Assistant to the Chairman of the Joint Chiefs of Staff of the United States. General Christman’s key command positions have also included the U.S. Army’s

Engineer School in the early 1990’s, and the U.S. Army Corps of Engineer District in Savannah, Georgia. General Christman also served in President Ford’s administration as a member of the National Security Council staff, where he shared responsibility for strategic arms control. General Christman currently serves as a member of the Board of Directors of Ultralife Batteries, Inc., a manufacturer of high energy lithium batteries for military, industrial and consumer applications and of United Services Automobile Association. General Christman is a graduate of the United States Military Academy at West Point, where he also was an Assistant Professor of Economics. General Christman holds an MPA degree in public affairs and an MSE degree in civil engineering from Princeton University and a Juris Doctor degree from The George Washington University Law School.

James E. Dauwalter has served as our non-executive Chairman of the Board since the Merger. He was appointed Chief Executive Officer of Entegris Minnesota in January 2001, served as President of Entegris Minnesota from June 2000 to January 2005, and served a director of Entegris Minnesota since June 1999. Mr. Dauwalter has also served as Chief Operating Officer of Entegris Minnesota from March 2000 to January 2001, and was its Executive Vice President from March 2000 through June 2000. Prior to that time, Mr. Dauwalter had been a director of Fluoroware, Inc. a predecessor corporation of Entegris Minnesota, since 1982 and also served as Executive Vice President and Chief Operating Officer of Fluoroware, Inc. since September 1996. Mr. Dauwalter serves on the board of directors of U.S. BioEnergy Corporation and of the Community Bank of Chaska.

Gary F. Klingl served as a director of Entegris Minnesota and as Chairman of the Compensation and Stock Option Committee of the Entegris Minnesota board of directors from September 2000 until the Merger; he also served as the Chairman of the Management Development & Compensation Committee of the Company’s Board from the merger until June 14, 2006. Since 1994, Mr. Klingl has served as a management consultant. Prior to 1994, Mr. Klingl served as President of Green Giant Worldwide, a division of The Pillsbury Company and held various other management positions at Pillsbury.

Roger D. McDaniel served as a director of Entegris Minnesota and as a member of the Compensation and Stock Option and of the Audit Committees of the Entegris Minnesota board of directors from August 1999 until the Merger; since June 14, 2006 he has also served as the Chairman of the Audit & Finance Committee of the Company’s Board. Prior to that time, Mr. McDaniel was a director of Fluoroware, Inc. since August 1997. Mr. McDaniel, currently retired, was President and Chief Executive Officer of IPEC, Inc., a manufacturer of chemical-mechanical planarization (CMP) equipment for the semiconductor industry, from 1997 to 1999. From 1989 to August 1996, Mr. McDaniel was the Chief Executive Officer of MEMC, a silicon wafer producer, and was also a director of MEMC from April 1989 to March 1997. Mr. McDaniel is a director of Veeco Instruments, Inc. He is also a past director and Chairman of the Semiconductor Equipment and Materials International (SEMI) organization.

Paul L.H. Olson served as a director of Entegris Minnesota and as Chairman of the Governance Committee of the Entegris Minnesota board of directors from March 2003 until the Merger and as the Chairman of the Governance and Nominating Committee of the Company’s Board since the Merger. Mr. Olson has served as Executive Vice President of Bethel University since 2002. Prior to 2000, Mr. Olson was a founding executive of Sterling Commerce, Inc., an electronic commerce software concern. Prior to his role with Sterling Commerce, he held executive positions with Sterling Software, Inc. and Michigan National Corp. Mr. Olson is a member of the board of directors of several private companies and non-profit organizations, including Prophet 21, Inc., WMC Industries, Inc., NuBridges, LLC, Bethel University and CCCA; Mr. Olson also serves as an advisor to Thoma Cressey Bravo Equity Partners. Mr. Olson holds a doctorate degree from the University of Pennsylvania.

Thomas O. Pyle served as a director of Mykrolis and as a member of the Audit & Finance Committee of the Mykrolis Board of Directors from 2001 until the Merger. From January 1, 2005 until the Merger he served as the non-executive Chairman of the Board of Directors of Mykrolis; since the Merger he has served as a member of the Governance and Nominating Committee of the Company’s Board. Since June of 2004 Mr. Pyle has served as a director of PolyMedica Corporation and its non-executive Chairman of the Board since September 2005.

Mr. Pyle retired from his position as Senior Advisor to the Boston Consulting Group in 1997, a position he had held since 1992, other than from January to April of 1993 when he served on the White House Task Force on Healthcare Reform and from October 1993 through September 1994 when he served as Chief Executive Officer of MetLife HealthCare. From April 2001 until April 2002 he was Chairman, Chief Executive Officer and director of PrivaSource Incorporated, a software company focusing on health data privacy and security, and was the Chairman and a director of that organization until July 2003. Mr. Pyle served Harvard Community Health Plan, Inc. as its President, director and Chief Executive Officer from 1978 until 1991. Mr. Pyle received his M.B.A. from the Harvard Business School. He served as a director of Millipore Corporation from 1987 until 2001 and as a director of Controlled Risk Insurance Company, Ltd. from 1976 until August 2003 and as its Chairman from 1976 to 1989 and from 2000 until 2002. Mr. Pyle currently serves as a member of the Board of Directors of the Pioneer Institute, a non-profit public policy research organization.

Brian F. Sullivan served as a director of Entegris Minnesota and as a member of its Compensation and Stock Option Committee from December 2003 until the Merger; and has served as a member of the Management Development & Compensation Committee of the Company’s Board since the Merger. Mr. Sullivan has served as Chief Executive Officer of SterilMed, Inc. since 2002. From 1999 to 2002, Mr. Sullivan was co-chairman of an on-line grocery delivery company, SimonDelivers.com. Mr. Sullivan co-founded Recovery Engineering, Inc. in 1986, and was Chairman and Chief Executive Officer until it was sold in 1999. Mr. Sullivan is a member of the board of directors of Sontra Medical Corporation, as well as several private companies and non-profit organizations.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE

STOCKHOLDERS VOTE FOR THE ABOVE NOMINEES

CORPORATE GOVERNANCE

Entegris’s Board of Directors believes that adherence to good corporate governance principles is essential to running our business efficiently, to maintaining our integrity in the marketplace and to ensure that the Company is managed for the long-term benefit of its stockholders. The Board recognizes that maintaining and ensuring good corporate governance is a continuous process. To this end, our Board of Directors has adopted the Entegris, Inc. Corporate Governance Guidelines, the Entegris Code of Business Ethics (which is applicable to all employees, including executive officers, as well as directors to the extent relevant to their service as directors) and a charter for each Committee of the Board. The Corporate Governance Guidelines, the Code of Business Ethics and the Charters of the Audit & Finance Committee, the Management Development & Compensation Committee and the Governance & Nominating Committee are available on the Company’s website at http://www.Entegris.com under “Investors” – “Corporate Governance” and will be provided in printed form to any stockholder who requests them from us. In addition, the Board has determined that each of Messrs. Bradley, Carns, Christman, Klingl, McDaniel, Olson, Pyle and Sullivan is “independent” under Rule 4200(15) of the NASDAQ Stock Market, Inc. Marketplace Rules. The Entegris, Inc. Corporate Governance Guidelines provide that there will be an executive session, comprised exclusively of independent directors, at each regularly scheduled Board of Directors meeting. The independent directors have determined that these executive sessions shall be presided over by the Chairman of the Governance & Nominating Committee (currently Mr. Olson).

Board and Committee Meetings

The Board has a standing Audit & Finance Committee, which provides the opportunity for direct contact between the Company’s independent registered public accounting firm and the directors. As noted above, the Board has adopted a written charter for the Audit & Finance Committee, a copy of which is posted on the Company’s web site http://www.Entegris.com under “Investors – Corporate Governance”. The responsibilities of the Audit & Finance Committee include selection, appointment, compensation and oversight of the Company’s independent registered public accounting firm as well as reviewing the scope and results of audits and reviewing the Company’s internal accounting control policies and procedures. The Audit & Finance Committee held eleven meetings during fiscal 2006. The current members of the Audit & Finance Committee are Roger D. McDaniel, Chairman, Michael A. Bradley and Daniel W. Christman, each of whom has been determined by the Board to be “independent” as defined under Rule 4200(15) of the NASDAQ Stock Market, Inc. Marketplace Rules and to comply with the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934. The Board has determined that Roger D. McDaniel, the Chairman of the Audit & Finance Committee, and Michael A. Bradley, a member of the Audit & Finance Committee, each possess the attributes of an “audit committee financial expert” as that term is defined in the rules of the Securities and Exchange Commission.

The Board also has a standing Management Development & Compensation Committee, which reviews executive compensation and development and provides recommendations to the Board regarding Entegris’s compensation programs. The Board has adopted a written charter for the Management Development & Compensation Committee, a copy of which is posted on the Company’s web site http://www.Entegris.com under “Investors – Corporate Governance”. The responsibilities of the Management Development & Compensation Committee include determining the compensation of corporate officers, reviewing and recommending changes to equity incentive and other employee benefit plans, reviewing the administration of such plans and reviewing the Company’s management development programs and strategies. The Management Development & Compensation Committee held seven meetings during fiscal 2006. The members of the Management Development & Compensation Committee are Michael P.C. Carns, Chairman, Gary F. Klingl and Brian F. Sullivan, each of whom has been determined by the Board to be “independent” as defined under Rule 4200(15) of the NASDAQ Stock Market, Inc. Marketplace Rules.

The Board has a standing Governance & Nominating Committee, which provides recommendations to the Board regarding Entegris’s corporate governance and corporate responsibility programs and recommends nominees to be elected to the board of directors. The Board has adopted a written charter for the Governance & Nominating Committee, a copy of which is posted on the Company’s web site http://www.Entegris.com under “Investors – Corporate Governance”. The responsibilities of the Governance & Nominating Committee include the periodic review of corporate governance guidelines and matters related to corporate responsibility, review of matters relating to the size, composition, required skills and structure of the Board and committees thereof, and the review and evaluation of potential candidates for nomination to the Board and recommendation to the Board of a slate of nominees for election as directors each year. The Governance & Nominating Committee held three meetings during fiscal 2006. The members of the Governance & Nominating Committee are Paul L.H. Olson, Chairman, Thomas O. Pyle and Gary F. Klingl, each of whom has been determined by the Board to be “independent” as defined under Rule 4200(15) of the NASDAQ Stock Market, Inc. Marketplace Rules. The Board has designated the Chairman of the Governance & Nominating Committee to preside at executive sessions of the Board, attended only by the independent directors.

The Board held seven meetings during fiscal 2006. Each of Messrs. Argov, Bradley, Carns, Christman, Dauwalter, Klingl, McDaniel, Olson, Pyle and Sullivan attended at least 75% of the aggregate number of meetings held by the Board of Directors and by any committee on which he served.

Management Development & Compensation Committee Interlocks and Insider Participation

The members of the Entegris Management Development & Compensation Committee are Michael P.C. Carns, Chairman, Gary F. Klingl and Brian F. Sullivan. No member of the Company’s Management Development & Compensation Committee was at any time during fiscal year 2006 an officer or employee of either the Company or of any subsidiary, nor has any member of such Committee had any relationship with Entegris requiring disclosure under Item 404 of Regulation S-K under the Securities Act of 1933 as amended.

During fiscal 2006, no executive officer of the Company has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of or member of the Management Development & Compensation Committee of the Company.

Director Nomination Process

The Governance & Nominating Committee is responsible for managing the process for nomination of new directors. The Committee may identify potential candidates for first-time nomination as a director using a variety of sources – recommendations from our management, current directors, stockholders or contacts in communities served by Entegris, or by conducting a formal search using an outside search firm selected and engaged by the Governance & Nominating Committee. Following the identification of a potential director-nominee, the Governance & Nominating Committee commences an inquiry to obtain sufficient information on the background of a potential new director-nominee. Included in this inquiry is an initial review of the candidate with respect to the following factors: (1) whether the individual meets the specified minimum qualifications for first-time director nominees; (2) whether the individual would be considered independent under applicable rules of NASDAQ and the Securities and Exchange Commission; and (3) whether the individual would meet any additional requirements imposed by law or regulation on the members of the Audit & Finance Committee and/or the Management Development & Compensation Committee of the Board.

The Governance & Nominating Committee evaluates candidates for director nominees in the context of the current composition of the Board taking into account all factors it considers appropriate, including but not limited to, the characteristics of independence, age, skills, experience, availability of service to Entegris, tenure of incumbent directors on the Board and the anticipated needs of the Board of Directors. The Governance & Nominating Committee believes that, at a minimum, all nominees recommended by the Governance & Nominating Committee, should have (i) a position capable of making, or a record of, valuable contributions to the business community, (ii) personal qualities of leadership, character, judgment and a reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards, (iii) experience in the semiconductor/microelectronics industry or in other industries in which the Company operates; (iv) relevant knowledge and diversity of background and experience in such things as business, manufacturing, technology, finance and accounting, marketing, international business, government and the like; (v) candor and willingness to operate on a team and to seek consensus; (vi) an absence of conflicts of interest with the Company; and (vii) the time required for preparation, participation and attendance at all meetings. In addition, at least one member of the Board should have accounting or related financial management expertise, as determined in the business judgment of the Board. The Governance & Nominating Committee will consider potential nominees recommended by our stockholders for the Committee’s consideration taking into account the same considerations as are taken into account for other potential nominees. Stockholders may recommend candidates by writing to the Chairman, Governance & Nominating Committee in care of the Company’s Senior Vice President, General Counsel & Secretary at Entegris, Inc., 129 Concord Road, Billerica, MA 01821. Our By-Laws provide for additional procedures and requirements for stockholders wishing to nominate a director for election as part of the official business to be conducted at an annual stockholders meeting, as described further under “Stockholder Proposals for 2008 Annual Meeting” below.

Communications with the Independent Directors

Stockholders and other interested parties may communicate directly with a member or members of the Board or the non-management directors either individually or as a group by addressing their correspondence to the director or directors, c/o our Senior Vice President, General Counsel & Secretary, at the address listed above, with a request to forward the same to the intended recipient. All such communications will be reviewed by the Company’s Senior Vice President, General Counsel & Secretary and if they are relevant to the Company’s operations, policies and philosophies, they will be forwarded to the Chairman of the Governance & Nominating Committee (currently Mr. Olson). The Chairman of the Governance & Nominating Committee will provide to the directors copies or summaries of any such stockholder communications as he considers appropriate.

Director Attendance at Annual Meetings

Members of the Board of Directors are encouraged to attend Annual Meetings of Stockholders. All directors attended the 2006 Annual Meeting of Stockholders.

Director Compensation

Effective August 10, 2005, the Board adopted the following standard compensation arrangements for non-employee directors: an annual retainer of $40,000 plus an annual fee of $2,000 for service on the

Management Development & Compensation Committee and the Governance and Nominating Committee and of $5,000 for service on the Audit & Finance Committee. Committee chairmen receive an annual fee in lieu of the committee service fee of $5,000 for the Management Development & Compensation Committee and the Governance and Nominating Committee and of $8,000 for the Audit & Finance Committee. Such fees are paid quarterly in advance. Non-employee directors are also entitled to annual equity awards of 10,000 shares of restricted stock on the date of each Annual Meeting with restrictions lapsing one year following the date of award. In addition, non-employee directors are reimbursed for their out-of-pocket expenses incurred in connection with services as a director. The Board has adopted the following standard compensation arrangements for the non-executive Chairman of the Board (Mr. Dauwalter) in addition to his salary as an employee: the above specified annual retainer plus an annual chairman’s fee of $40,000. All of the foregoing fees are paid quarterly in advance. Mr. Argov receives no compensation for his service as a director.

Director Summary Compensation Table

The following table summarizes the reportable compensation in accordance with Item 402(k) of Regulation S-K under the Securities Act of 1933, as amended, to directors for the fiscal year ended December 31, 2006.

(a)	(b)	(c)	(d)	(e)
Name (1)	Fees Earned or Paid in Cash (3) ($)	Stock Awards ($)(4)	All Other Compensation ($)	Total ($)
Michael A. Bradley	$57,750	$79,447	—	$137,197
Michael P.C. Carns	$54,750	$79,447	—	$134,197
Daniel W. Christman	$56,250	$79,447	—	$134,452
James E. Dauwalter (2)	$80,000	—	$445,811	$525,811
Gary F. Klingl	$55,500	$79,447	—	$134,947
Roger D. McDaniel	$58,500	$79,447	—	$137,947
Paul L. H. Olson	$56,250	$79,447	—	$135,697
Thomas O. Pyle	$52,500	$79,447	—	$131,947
Brian F. Sullivan	$53,000	$79,447	—	$132,447

(1)	Gideon Argov, the Company’s President and Chief Executive officer, is not included in this table since he is an employee of the Company, receives no compensation for his services as a director and is included in the Summary Compensation Table under Executive Compensation below.
(2)	Mr. Dauwalter is an employee of the Company, serves as the non-executive Chairman of the Board and served as the former President and CEO of Entegris Minnesota. Included in the All Other Compensation column (d) in the above table are the following amounts: (i) Mr. Dauwalter’s salary of $25,000 per annum, (ii) a severance payment of $372,000 in accordance with the Employment Separation Agreement between Mr. Dauwalter and Entegris Minnesota which was assumed by the Company and filed as Exhibit 10.33 to the Company’s Form 10-K Annual Report for the fiscal year ended August 27, 2005; and (iii) perquisites in the form of a previously disclosed discount of $40,715 allowed on the purchase by Mr. Dauwalter of the Company owned vehicle previously provided to him by Entegris Minnesota and legal administrative services in connection with the preparation of Form 4 reports, Rule 10b-5-1 Plans and administrative matters relating to retitling of Company shares among family trusts and other related entities.
(3)	Includes advance quarterly payment for the first quarter of 2007, paid on December 28, 2006.
(4)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 calculated in accordance with FAS 123(R) and thus includes amounts recognized with respect to a 10,000 share restricted stock award made to each non-employee director on June 14, 2006, and a 4,667 share restricted stock award made to each non-employee director on August 10, 2005. For a discussion of the assumptions underlying this valuation please see footnote 17 to the Company’s Consolidated Financial Statements included in the Company’s Form 10-K Annual Report for the fiscal year ended December 31, 2006, which accompanies this Proxy Statement. The grant date fair value of each of the 10,000 share restricted stock awards to non-employee directors approved on June 14, 2006, computed in accordance with FAS 123(R), was $97,400.

COMPENSATION OF EXECUTIVE OFFICERS

Set forth below is summary information concerning certain compensation earned, paid or awarded during fiscal year 2006 by the Company to our chief executive officer, our chief financial officer and to the three other most highly compensated executive officers who were serving as executive officers at the end of the fiscal year.

Compensation Discussion and Analysis

Objectives of Executive Compensation Policies

The Entegris executive compensation policies are designed so that: (i) total compensation is tied to individual performance, (ii) total compensation will vary with the Company’s performance in achieving financial and non-financial objectives, and (iii) long-term incentive compensation is closely aligned with stockholders’ interests. Further, the Entegris executive compensation policies provide that the proportion of variable compensation increases as an employee’s level of responsibility increases so that compensation for senior executives is closely aligned with the Company’s performance. For these reasons, the Entegris executive compensation policies prioritize: pay-for-performance, competitive compensation and employee retention and alignment with stockholders’ interests. The overall objectives of the executive compensation policies are to:

•	attract, retain, motivate and reward high caliber executives;

•	foster teamwork and support the achievement of the Entegris’s financial and strategic goals through performance based financial incentives;

•	promote the achievement of strategic objectives which lead to long-term growth in shareholder value;

•	encourage strong financial performance by establishing competitive goals for target performance and leveraging incentive programs through stock-based compensation; and

•	align the interests of executive officers with those of Entegris and its shareholders by making incentive compensation dependent upon company performance.

Evaluation of Compensation against External Data

In the design of the 2006 compensation programs the Management Development & Compensation Committee of the Board, which is comprised solely of independent non-employee directors, as described under “Corporate Governance” above, (the “Committee”) evaluates each element of compensation as well as total compensation against corresponding compensation data collected by Mercer Human Resource Consulting (“Mercer”), the compensation consultant retained by the Committee. The Committee compares the Company’s compensation practices and levels of pay to a group of companies serving the semiconductor industry or related materials management industries that were recommended by Mercer as being comparable to Entegris. For 2006 this peer group was comprised of the following 21 companies:

AMKOR Technology, Inc.	Teradyne, Inc.	KLA-Tencor Corp.
Novellus Systems, Inc.	MEMC Electronic Materials Inc.	Lam Research Corp.
Kulicke & Soffa Industries	MKS Instruments, Inc.	Brooks Automation
Varian Semiconductor Equipment	Axcelis Technologies, Inc.	Credence Systems Corp.
Cymer Inc.	Veeco Instruments, Inc.	Dupont Photomasks Inc.
Cabot Microelectronics, Inc.	Roper Industries Inc.	Curtiss-Wright Corp.
Idex Corp.	Millipore Corporation	Robbins & Myers Inc.

Mercer also incorporates data from broader, general industry compensation surveys for similarly-sized companies to develop a composite market perspective on competitive pay levels.

Based upon the Committee’s review of the compensation arrangements discussed below, the compensation levels of the above peer companies, general market pay practices for executives and its assessments of individual and corporate performance, the Company and the Committee believe that the value and design of the Company’s executive compensation policies for 2006 was appropriate. While executive officers, principally the Senior Vice President for Human Resources, work closely with the Committee and with its consultant, Mercer, to design Entegris compensation programs, the Committee ultimately decides which policies to adopt and directs and finally approves the design of all compensation programs.

Elements of Compensation

The 2006 Entegris compensation program for executives, including the named executive officers, consisted of a number of elements which are described in the following table:

Compensation Element	What the Compensation Element Rewards	Purpose of the Compensation Element
Base Salary	Core competence in the executive role relative to required skills, experience and contributions to the Company	Provide fixed compensation targeted at the median level, based on competitive market practice

Short-Term Incentive Compensation (EIP)	Achievement of Company financial performance criteria and individual goals

•     Provides focus on meeting annual performance goals that will lead to our long term success

•     Annual performance based cash incentive compensation

•     Promotes achievement of critical annual performance metrics

Long-Term Incentive Compensation

•     Performance of critical financial metrics identified by the Committee over the life of the award

•     Continued employment with the Company over the four year period covered by the award

•     Focus on critical performance criteria creating value for stockholders

• Encourage superior financial performance for the Company • Executive ownership of our stock • Retention of executives in a challenging and competitive labor market

Retirement Benefits	• Retention of employees • Saving for retirement • Achievement of critical financial performance criteria • Provides both a qualified and non-qualified tax deferred retirement savings vehicle	• Provide a tax deferred retirement saving vehicle • Makes total retirement benefits available to executives commensurate with other employees as a percentage of compensation

Welfare Benefits	Executives participate in employee benefit plans generally available to employees	Welfare benefits are a part of the broad based total compensation program designed to be competitive in the labor market

Perquisites	Increased responsibility and leadership duties	Limited perquisites to promote healthy lifestyle and to enhance productivity of business travel

Change in Control and Termination Benefits	We have change in control agreements with certain officers including our named executive officers. These agreements provide severance benefits, including the continuation of welfare benefits, if an officer’s employment is terminated within two years following a change in control

•     Change in control agreements are designed to retain executives and provide continuity of management in the event of an actual or threatened change in control of the Company

•     The change in control agreements are described in more detail below

The use of these compensation elements enables us to reinforce our pay for performance philosophy and to strengthen our ability to attract and retain high quality executives. The Company and the Committee believe that this combination of compensation elements provides an appropriate mix of fixed and variable pay and achieves an appropriate balance between short term operational performance and long term shareholder value. The Committee determines the amount of compensation under each component of executive compensation granted to the executive officers to emphasize performance based compensation tied to financial metrics approved by the Committee and to achieve the appropriate balance between cash compensation and equity compensation, as well as to reflect the level of responsibility of the executive officer. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. In fiscal 2006, the Committee granted a majority of total compensation to the named executive officers in the form of non-cash equity long-term incentive compensation.

Base Salary

In general, base salary for each employee, including the named executive officers, is established based on the individual’s job responsibilities, performance and experience; the Company’s overall budget for merit increases; and the competitive environment. Each year, we survey the compensation practices of similar size companies serving the semiconductor and other materials integrity industries as well as general market pay practices for executives in the United States as well as in other countries in which we have significant employee populations in order to assess the competitiveness of the compensation we offer. In fiscal 2006, we targeted base salary at the median level of the companies identified by and included in the compensation surveys conducted or relied upon by Mercer as the compensation consultant for the Committee. However, as noted above, the Company and the Committee believe that our success is dependent on our ability to hire and retain high caliber executives in critical functions, and the pursuit of this objective may require us to recruit individual executives who have significant compensation and retention packages in place with other employers. In order to attract such individuals to Entegris, we may be required to negotiate compensation packages that deviate from the general principle of targeting base pay at the median of our peers. Similarly, we may determine to provide compensation outside of the normal cycle to individuals to address retention issues. Therefore, for some executives, compensation was above the median.

Short-Term Incentive Compensation

During 2006 Entegris maintained a short-term variable incentive compensation program, the Entegris Incentive Plan or EIP, providing for a potential cash award based upon the achievement of financial and operating performance objectives. Under this plan, an incentive pool is established based upon the attainment of financial objectives established by the Committee. During 2006 the named executive officers listed in the “Summary Compensation Table” below as well as three other senior executives were eligible to receive an incentive compensation payment targeting 75% of their base salary. Other employees under the EIP were eligible to receive lesser percentages ranging from 3% to 50% of their base salary, depending on their level of responsibility. The Entegris Incentive Plan is administered by and all awards are made at the discretion of the Committee.

The EIP award formula includes the following elements:

Base Salary	X	Individual EIP Target %	=	Potential EIP Award at Target Performance	X	Weighted Annual Award Performance Multiplier	=	EIP Award

During 2006 three types of Company financial performance criteria were established by the Committee as performance objectives for executives, including the named executive officers, and were weighted as follows: (i) EBITA (as described below) (40%); (ii) revenue (20%) and (iii) cash conversion cycle (as described below, hereinafter “CCC”) (20%). EBITA is a non-GAAP metric that is derived from GAAP operating income with the following expenses added back: (A) Merger related and other restructuring charges; (B) post-Merger integration expenses; (C) post-Merger integration related stock based compensation expense; and (D) amortization of Merger related and other intangibles. This metric was chosen because the Company and the Committee believe that for 2006 this was the most accurate measure of the performance of the ongoing operations of the Company. CCC is a non-GAAP metric that measures the efficiency with which the Company manages the following working capital accounts: accounts receivable, accounts payable and inventory balances in the context of the Company’s production and revenue cycles. The remaining 20% of the EIP award was based on performance in achieving individual goals established for 2006 for each executive, including the named executive officers, as measured against the Company’s executive performance metrics which include:

•	demonstration of Company values

•	use of passion and focus to achieve desired results

•	insight in the analysis of information that demonstrates a thorough understanding of the problem and of the implications of the response

•	effective execution

•	ability to attract and retain talent

•	ability to anticipate and respond to future events

•	consideration of impact of decisions on others to gain support and obtain results; and

•	consideration of multicultural implications of decisions.

Individual EIP goals for the named executive officers were established based on specific objectives relevant to the Company’s ongoing business strategy. As a general matter, achievement of these individual goals by the named executive officers was necessary for the Company to achieve target performance with respect to the three financial metrics described above.

Awards to other employees under the EIP were based on the three financial performance criteria described above as well as, in certain cases, other additional performance criteria directly related to their responsibilities.

The 2006 EIP award provided for semi-annual calculations, based on the Company’s performance with respect to the financial performance criteria during the preceding two quarters, with the financial performance criteria targets adjusted at mid-year to reflect the Company’s projected performance for the second half of the year. EIP awards are payable in a single payment early in 2007.

The Committee approved these Company financial performance criteria, their respective weightings and the specific targets for each financial performance criteria as a part of its review of the Company’s 2006 operating plan. These Company financial performance criteria were selected for 2006 because the Company and the Committee believe that the achievement of these goals will strengthen the Company’s financial condition and increase shareholder value. In accordance with the provisions of the 2006 EIP, the specific targets for each financial performance criteria for the second half of the year were adjusted upward at mid year to reflect the relatively strong performance achieved by the Company during the first half of 2006. These adjusted targets were also reviewed and approved by the Committee.

The Company’s performance against the goals with respect to these three financial criteria during the first half of 2006 were combined with its performance against the increased goals with respect to the three financial criteria for the second half of 2006 and with the individual performance goal achievement percentage to determine the annual award. This calculation is summarized in the following table:

Financial Performance Criteria	1st Half Target	1st Half Achieve- ment %	1st Half Achievement Multiplier (2)	2nd Half Target	2nd Half Achieve- ment %	2nd Half Achievement Multiplier (2)	Annual Award % (Avg.)	Weight %	Annual Award Multiplier
EBITA	$34,522	177%	2.00	$72,758	74%	0	100%	40%	0.40
Revenue	$300,749	113%	1.65	$356,000	96%	0.80	122.5%	20%	0.245
Cash Conversion Cycle	110 days	93%	0.30	111 days	95%	0.50	40%	20%	0.08
Individual Goal (1)								20%	0.20
Weighted Annual Award Performance Multiplier									0.925

(1)	Assumes achievement of 100% of individual goals, which was the case in 2006 for each named executive officer.
(2)	The Achievement Multiplier is determined by applying the Achievement percentage to linear award multiplier tables providing for awards of from 0 for 80% of target performance to 2.0 for 120% of target performance for the EBITA and Revenue performance criteria and of from 0 at 90% of target performance to 2.0 for 110% of target performance for the CCC performance criteria.

Further, the 2006 EIP contained an overall restriction that provided that there would be no award unless the Company was profitable on an EBITA basis for the entire year. As illustrated above, our performance in 2006 qualified for an award pay out at 92.5% of target; these awards for the Chief Executive Officer and the named executive officers are included in the column entitled “Non-Equity Incentive Plan Compensation” in the “Summary Compensation Table” as well as in the “Grants of Plan Based Awards” table below.

Long-Term Incentive Compensation

Executives are also eligible to receive equity grants and awards under the various Entegris equity incentive plans, which are also administered by the Committee. As a general matter, restricted stock awards and awards of performance shares to senior executives are the principal vehicle currently used by Entegris for the payment of long-term incentive compensation. The Company and the Committee believe that the award of restricted stock and/or performance shares is an effective mechanism to align the interests of our executive officers and key personnel with those of Entegris shareholders which is expected to lead to an increase in the long-term value of Entegris. Prior to 2005 our predecessor companies granted stock options which we assumed and these options continue to be outstanding. With the adoption of SFAS 123(R), which requires that we take an operating statement charge with respect to the grant of stock options, the Company and the Committee do not believe that stock options represent as efficient a long term compensation vehicle as restricted stock and performance share awards. All stock options granted to executive officers by our predecessor companies were granted with an exercise price equal to fair market value on the date of grant. The Board has adopted a standing agenda that provides that the Committee will consider equity awards for a given year at its first meeting during that year (generally in February).

The 2006 long term incentive awards to the named executive officers are listed in the “Grants of Plan Based Awards” table below under the columns entitled “Estimated Future Payouts Under Equity Incentive Plan Awards” and “All Other Stock Awards Number of Shares of Stock or Units”. One half of the 2006 award to executive officers, including the named executive officers other than the CEO, consisted of restricted stock, with the restrictions lapsing over four years, and one-half consisted of performance shares representing the right to receive an award of shares of the Company’s Common Stock in each of the succeeding four (4) years if financial performance criteria targets established by the Committee are achieved for the year in question. The equal balance between restricted stock and performance shares for the named executive officers other than the CEO for the 2006 award was selected because it achieved the dual purposes of employee retention while providing a significant incentive to achieve corporate performance. The 2006 award to the CEO was entirely of performance shares because it was believed to be appropriate that the CEO’s long term incentive compensation should focus on achieving corporate performance. Under the 2006 performance share award, the Committee establishes the performance criteria for each year covered by the award; depending on the Company’s level of performance during the year in question, the award recipient may receive from 0 to 200% of the annual potential share award. Non-executive employees receiving equity awards in 2006 received restricted stock, with the restrictions lapsing proportionately over four (4) years.

The calculation of the performance share awards under 2006 long term incentive awards to executive officers is illustrated by the following:

2006 Performance Share Award (# of Shares)	÷ 4 =	Annual Potential Performance Share Award	X	Actual Annual Performance Multiplier (0-200%)	=	Annual Award

For the 2006 portion of the performance share award, the Committee selected the EIP financial performance criteria and goals as the performance goals for the 2006 Performance Share award, but calculated on an annual rather than a semi-annual basis and excluding the individual performance component. This calculation is summarized in the following table:

Financial Performance Criteria	Combined Annual Target	Annual Achievement %	Annual Achievement Multiplier (1)	Weight %	Annual Award Multiplier
EBITA	$107,280	107%	1.35	40	0.54
Revenue	$656,749	103%	1.15	30	0.345
Cash Conversion Cycle	110.5 days	94%	0.40	30	0.12
Annual Award Multiplier					1.01

(1)	The Achievement Multiplier is determined by applying the Achievement percentage to linear award multiplier tables providing for awards of from 0 for 80% of target performance to 2.0 for 120% of target performance for the EBITA and Revenue performance criteria and from 0 at 90% of target performance to 2.0 for 110% of target performance for the CCC performance criteria.

Our performance in 2006 qualified for a performance share payment equal to 101% of the 2006 annual potential award; this payment to the named executive officers is set forth in the “Summary Compensation Table” below and the potential future annual payments under the 2006 performance share award are set forth in the “Grants of Plan Based Awards” table below.

For each subsequent year the Committee will establish performance criteria for that year. When earned, performance shares under the 2006 long-term incentive award are free of restrictions. As discussed above, the Company and the Committee believe that achieving or exceeding these goals will create value for Entegris shareholders.

Stock Ownership Guidelines

During 2006 the Committee adopted stock ownership guidelines in order to assure the continuation of the close alignment of the interests of those executive officers who are elected by the Board of Directors with those of Entegris stockholders. This alignment is the objective of the long term incentive compensation discussed above. The guidelines provide that the CEO should attain and maintain beneficial ownership of Entegris stock having a value equal to five times his annual base salary; Executive Vice Presidents should attain and maintain beneficial ownership of Entegris stock with a value equal to four times their respective annual base salaries, the

Chief Financial Officer should attain and maintain beneficial ownership of Entegris stock with a value equal to three times his annual base salary and Senior Vice Presidents should attain and maintain beneficial ownership of Entegris stock with a value equal to two times their annual base salary. While the stock ownership guidelines provide that executives should attain this beneficial ownership of Entegris stock within five years of the later of their appointment to these positions or the date the guidelines were adopted, most of our executive officers have already attained or exceeded these ownership levels.

Chief Executive Officer Compensation

The Committee determines the compensation package of the Chief Executive Officer of Entegris in accordance with the objectives and methodology described above. For 2006 Mr. Argov’s salary was established pursuant to a revised employment agreement entered into in connection with the Merger with Mykrolis at a base salary of $600,000 per year which was approved by the Board on August 10, 2005. In evaluating Mr. Argov’s base salary, the Committee also considers compensation levels of chief executive officers in the market pay survey conducted by Mercer, individual performance and Entegris recent financial performance. Mr. Argov has proposed that for 2007 his salary remain at the 2006 level; the Committee has accepted this proposal.

During 2006 Mr. Argov participated in the EIP described above on the same basis as other senior executives, being eligible to receive incentive compensation payment targeting 75 percent of his base salary to the extent that the financial performance goals were achieved. Accordingly, the Committee awarded Mr. Argov an award of $416,250 under the EIP for 2006. This award is reflected in the “Summary Compensation Table” and the “Grants of Plan Based Awards” table below.

During 2006 Mr. Argov was granted a long term equity incentive award of 150,000 shares, however, unlike the other named executive officers, Mr. Argov’s award consisted entirely of performance shares, with no restricted stock element to the award. As described above, that award is divided into four equal portions available for award with respect to each of fiscal years 2006 through 2009. For 2006 our performance resulted in a payment to Mr. Argov of 37,875 shares in accordance with the provisions of that plan; this payment is reflected in the “Summary Compensation Table” above and the potential payments for future years under the 2006 performance share award are included in the “Grants of Plan -Based Awards” table below.

Benefits

We provide benefit programs to executive officers and to other employees. The following table generally identifies such benefit plans and identifies those U.S. employees who may be eligible to participate:

Benefit Plan	Executive Officers	Certain Managers	Full Time Employees
401(k) Plan	✓	✓	✓
Medical/Dental Plans	✓	✓	✓
Life and Disability Insurance (1)	✓	✓	✓
Employee Stock Purchase Plan	✓	✓	✓
Entegris Incentive Plan (2)	✓	✓	✓
Equity Incentive Plans (2)	✓	✓	Not Routinely
Change of Control Agreements	✓	Not Offered	Not Offered
Supplemental Executive Retirement Plan (SERP)	✓	Not Offered	Not Offered

(1)	Entegris provides Company-paid Long-Term Disability insurance to eligible full-time employees with a monthly benefit in the amount of 60% of qualified salary to a maximum of $10,000 per month. All Entegris officers receive company-paid Long-Term Disability coverage that provides a monthly benefit of 60% of qualified salary to a maximum of $15,000 per month
(2)	Certain selected foreign managers are also eligible to participate in these plans.

Personal Benefits

The Company and the Committee believe that personal benefits or perquisites for executive officers should be limited in scope and value. As a result, we offer executives a minimal level of perquisites. We provide our officers with a limited financial planning allowance via taxable reimbursements for financial planning services like financial advice, estate planning, and tax preparation, which are focused on assisting officers in achieving the highest value from their compensation. In addition, we provide limited reimbursement for life insurance and health club and airline club memberships in order to encourage a healthy life style and provide more productive business travel arrangements. The aggregate value of all perquisites provided to the named executive officers other than the CEO and the CFO during 2006 was less than $10,000 each. The perquisites provided to the CEO during 2006 were consistent with the terms of his May 4, 2005 amended and restated employment agreement described above, and include tax and financial planning services and other benefits available to executives. The perquisites provided to the CFO during 2006 principally related to separation payments in connection with Mr. Villas’ decision to terminate his employment with the Company. The perquisites to the CEO and the CFO are included in the Summary Compensation Table below under the column entitled “All Other Compensation.”

Retirement Plan

Entegris offers retirement benefits to its U.S. employees through the tax-qualified Entegris, Inc. 401(k) Savings and Profit Sharing Plan (2005 Restatement), hereafter referred to as the 401(k) Plan, which provides both an employer match for employee contributions and a discretionary profit sharing contribution. Executive officers participate in the 401(k) Plan on the same terms as those available for other eligible employees in the U.S. The 401(k) Plan provides a long-term savings vehicle that allows for pretax contributions by employees and tax-deferred earnings. The Company makes matching contributions to the 401(k) Plan equal to 100% of such employee contributions on the first 3% of eligible compensation and 50% of the next 2% of eligible compensation, not to exceed the annual IRS limit. Employees direct their own investments in the 401(k) Plan. The 401(k) Plan also includes a defined contribution element that features a discretionary performance based cash profit sharing contribution determined annually based on the Company’s performance against the financial criteria used to determine EIP awards pursuant to a formula approved by the Committee. These profit sharing contributions vest beginning after two years of service in 25% annual increments until the employee is 100% vested after five years of service.

In connection with the 401(k) Plan we also maintain a Supplemental Executive Retirement Plan (“SERP”) that was assumed in the merger with Mykrolis Corporation. Under this non-qualified plan, certain senior executives, including the named executive officers, are allowed certain salary deferral benefits that would otherwise be lost by reason of restrictions imposed by the Internal Revenue Code limiting the amount of compensation which may be deferred under tax-qualified plans. Compensation that may be deferred into the SERP include employee and matching employer contributions as well as employer discretionary profit sharing contributions to the 401(k) Plan that are in excess of the maximum deferral amount allowed under the terms of the 401(k) Plan. SERP participant accounts are credited with an investment return equivalent to that provided by the investment vehicles elected by the SERP participant with respect to his or her 401(k) Plan account, which may be allocated among 10 mutual funds.

The individual participant balances in the 401(k) Plan and SERP reflect a combination of: (1) the annual amount contributed by the Company or by the employee to the SERP and the amount of his or her cash compensation that the employee elects to defer; (2) the annual contributions and/or deferred amounts being invested at the direction the employee (the same investment choices are available to all participants); and (3) the continuing reinvestment of the investment returns until the accounts are paid out. This means that similarly situated employees, including executive officers, may have materially different account balances because of a combination of these factors.

See the “Non Qualified Deferred Compensation Table” below for more information on SERP balances and earnings.

MANAGEMENT DEVELOPMENT & COMPENSATION COMMITTEE REPORT

The Management Development & Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K under the Securities Act of 1933, as amended, with management and, based on such review and discussions, the Committee recommended to the Company’s Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Michael P.C. Carns, Chairman

Gary F. Klingl

Brian F. Sullivan

Summary Compensation Table

The following table summarizes the reportable compensation in accordance with Item 402(c) of Regulation S-K under the Securities Act of 1933, as amended, to the named executive officers for the fiscal year ended December 31, 2006:

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards (2) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Gideon Argov President & Chief Executive Officer	2006	$600,000	0	$1,280,236	$1,070,192	$416,250	$77,238	$3,443,916

John D. Villas Senior Vice President & Chief Financial Officer	2006	$244,707	$28,722	$643,244	$200,915	$169,765	$514,030	$1,801,383

Jean-Marc Pandraud Executive Vice President & Chief Operating Officer	2006	$345,501	$39,262	$880,583	$42,000	$239,691	$119,105	$1,666,142

Bertrand Loy Executive Vice President & Chief Administrative Officer	2006	$307,050	$33,375	$823,175	$25,667	$213,016	$72,261	$1,474,544

Peter W. Walcott Senior Vice President & General Counsel	2006	$258,556	$29,381	$589,338	$25,667	$179,373	$76,409	$1,158,724

(1)	The amounts listed under column (d) are comprised of integration execution bonuses paid in conjunction with the integration of the Mykrolis and the Entegris Minnesota businesses following the Merger.
(2)	The amounts in column (e) reflect the dollar amount of share-based compensation expense recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 calculated in accordance with FAS 123(R) with respect to awards of restricted stock and performance shares pursuant to the Company’s long term incentive program and thus includes amounts from restricted stock awards granted prior to 2006. The value of 2006 performance shares was calculated by applying the Company performance multiplier earned with respect to 2006 of 101%; the value of performance share awards with respect to 2007, 2008 and 2009 will not be determined until performance criteria are established by the Management Development & Compensation Committee of the Board. For a discussion of the assumptions underlying this valuation please see footnote 17 to the Company’s Consolidated Financial Statements included in the Company’s Form 10-K Annual Report for the fiscal year ended December 31, 2006, which accompanies this Proxy Statement.
(3)	No stock options were granted during fiscal 2006. The amounts in column (f) consist exclusively of the dollar amount of share-based compensation expense recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 calculated in accordance with FAS 123(R) with respect to stock option awards granted prior to 2006. For a discussion of the assumptions underlying this valuation please see footnote 17 to the Company’s Consolidated Financial Statements included in the Company’s Form 10-K Annual Report for the fiscal year ended December 31, 2006, which accompanies this Proxy Statement.
(4)	The amounts listed under column (g) were payable under the Entegris Incentive Plan with respect to the Company’s performance during 2006 and was paid in late February 2007. The amount earned under the Company’s EIP was calculated in accordance with the formula described above under “Compensation Discussion and Analysis – Short Term Incentive Compensation”.
(5)	Included in the amounts listed under column (h) are: (a) employer matching contributions under the Entegris, Inc. 401(k) Savings and Profit Sharing Plan (2005 Restatement) (the 401(k) Plan) of $8,800 to each of Messrs. Argov; Villas, Pandraud, Loy and Walcott; (b) discretionary “profit sharing” contributions by the Company under the 401(k) Plan of $6,600 to each of Messrs. Argov, Villas, Pandraud, Loy and Walcott; (c) employer matching contributions to the Entegris, Inc. Supplemental Executive Retirement Plan for Key Salaried Employees (SERP) as follows: Mr. Argov – $20,748; Mr. Villas – $5,065; Mr. Pandraud – $10,576; Mr. Loy – $8,184; and Mr. Walcott – $5,700; (d) discretionary “profit sharing” contributions by the Company to the SERP as follows: Mr. Argov – $15,561; Mr. Villas – $3,799; Mr. Pandraud – $7,932; Mr. Loy – $6,138; and Mr. Walcott – $4,275; (e) earnings at market rates on account balances under the SERP as follows: Mr. Argov – $3,447; Mr. Villas – $792; Mr. Pandraud – $76,200; Mr. Loy – $34,924; and Mr. Walcott – $46,520; (f) perquisites with an aggregate value in excess of $10,000 as follows: Mr. Argov – $22,081 for tax and financial planning services, excess LTD coverage and club membership dues; and Mr. Villas – $4,539 for excess LTD coverage, health club membership and spouse’s travel expenses to a Company function; in addition, payments in the amount of $484,435 were accrued in connection with Mr. Villas’ termination of his employment with the Company.

Grants of Plan Based Awards

During the fiscal year ended December 31, 2006 the following plan based awards were granted to the named executive officers; no stock options were granted during the fiscal year:

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	Grant Date Fair Value of Stock Awards
			Thresh- Hold ($)	Target ($)	Maximum ($)	Thresh- Hold (#)	Target (#)	Maximum ($)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Gideon Argov	1/18/2006	(1)	$180,000	$450,000	$900,000	—	—	—	—	—
	1/18/2006	(2)	—	—	—	60,000	150,000	300,000	—	—

John D. Villas	1/18/2006	(1)	$73,410	$183,530	$367,060	—	—	—	—	—
	1/18/2006	(2)	—	—	—	10,000	25,000	50,000	25,000	$263,750

Jean-Marc Pandraud	1/18/2006	(1)	$103,650	$259,126	$518,252	—	—	—	—	—
	1/18/2006	(2)	—	—	—	16,000	40,000	80,000	40,000	$422,000

Bertrand Loy	1/18/2006	(1)	$92,115	$230,288	$460,576	—	—	—	—	—
	1/18/2006	(2)	—	—	—	14,000	35,000	70,000	35,000	$395,625

Peter Walcott	1/18/2006	(1)	$77,567	$193,917	$387,834	—	—	—	—	—
	1/18/2006	(2)	—	—	—	10,000	25,000	50,000	25,000	$263,750

(1)	These grants were made pursuant to the Entegris Incentive Plan for 2006 and reflect the minimum, target and maximum payouts under the EIP with respect to 2006; the actual payouts to the above named executive officers with respect to the Company’s 2006 performance are set forth in column (g) of the Summary Compensation Table on page 17 above.
(2)	These awards were made pursuant to the Entegris, Inc. 1999 Long Term Incentive and Stock Option Plan (in the case of Mr. Villas) and pursuant to the Entegris, Inc. 2001 Equity Incentive Plan (in the cases of Messrs. Argov, Pandraud, Loy and Walcott).
(3)

The indicated share payouts are the aggregate payouts under performance share awards made on the indicated date with respect to the Company’s performance in each of fiscal years 2006, 2007, 2008 and 2009, payable  1/4 with respect to each of such years, assuming that the Company’s performance was at the same level (i.e. threshold, target or maximum) in each of such fiscal years; the value of the shares actually awarded to the above named executive officers with respect to 2006 is as follows: Mr. Argov – 37,875 shares; Messrs. Villas and Walcott – 6,313 shares each; Mr. Pandraud – 10,100 shares; and Mr. Loy – 8,838 shares.

(4)	The indicated share awards are restricted stock awards that vest 1/4 on each anniversary of the indicated grant date until fully vested.

Outstanding Equity Awards at Fiscal Year End

The following table lists the number of securities underlying stock options and awards outstanding as of December 31, 2006; there were no awards designated in units or other rights outstanding as of the end of the fiscal year:

	Option Awards						Stock Awards
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (2) (#)	Market Value of Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($)(4)
Gideon Argov	312,750	312,750	(1)	—	$8.35	11/21/2011	34,750	$375,995	—	—
	—	—		—	—	—	93,740	$1,014,267	—	—
	—	—		—	—	—	—	—	225,000	$2,434,500

John D. Villas	300	—		—	$11.00	7/11/2010	—	—	—	—
	50,000	—		—	$9.63	9/19/2010	—	—	—	—
	35,000	—		—	$8.38	11/27/2010	—	—	—	—
	70,000	—		—	$8.04	10/15/2011	—	—	—	—
	40,251	—		—	$5.90	10/15/2012	—	—	—	—
	45,000	—		—	$13.50	10/15/2013	2,344	$25,362	—	—
	47,000	—		—	$8.37	10/15/2014	6,667	$72,137	—	—
	—	—		—	—	—	46,870	$507,133
	—	—		—	—	—	25,000	$270,500	37,500	$405,750

Jean-Marc Pandraud	145,950	—		—	$10.79	8/10/2008	—	—	—	—
	695	—		—	$10.79	8/10/2007	—	—	—	—
	41,700	—		—	$8.35	11/29/2008	—	—	—	—
	51,183	—		—	$6.10	12/8/2010	—	—	—	—
	97,300	—		—	$4.89	12/18/2009	—	—	—	—
	83,400	—		—	$11.12	12/4/2010	—	—	—	—
	—	—		—	—	—	18,534	$200,538	—	—
	—	—		—	—	—	70,305	$760,700	—	—
	—	—		—	—	—	40,000	$432,800	60,000	$649,200

Bertrand Loy	30,406	—		—	$10.79	8/10/2008	—	—	—	—
	60	—		—	$10.79	8/10/2007	—	—	—	—
	30,406	—		—	$8.35	11/29/2008	—	—	—	—
	18,873	—		—	$6.10	12/8/2010	—	—	—	—
	52,560	—		—	$4.89	12/18/2009	—	—	—	—
	76,450	—		—	$11.12	12/4/2010	—	—	—	—
	—	—		—	—	—	13,576	$146,892	—	—
	—	—		—	—	—	70,305	$760,700	—	—
	—	—		—	—	—	37,500	$405,750	52,500	$568,050

Peter W. Walcott	97,300	—		—	$10.79	8/10/2008	—	—	—	—
	695	—		—	$10.79	8/10/2007	—	—	—	—
	55,600	—		—	$8.35	11/29/2008	—	—	—	—
	7,111	—		—	$3.83	12/11/2008	—	—	—	—
	14,523	—		—	$4.65	12/10/2009	—	—	—	—
	22,646	—		—	$6.10	12/8/2010	—	—	—	—
	76,450	—		—	$4.89	12/18/2009	—	—	—	—
	69,500	—		—	$11.12	12/4/2010	—	—	—	—
	—	—		—	—	—	13,576	$146,892	—	—
	—	—		—	—	—	46,870	$507,133	—	—
	—	—		—	—	—	25,000	$270,500	37,500	$405,750

(1)	This option vests as follows: 156,375 on November 21, 2005 and 39,093 at the end of each of the twelve succeeding calendar quarters thereafter.
(2)	Restrictions on the indicated shares of restricted stock lapse as follows (in the order in which the awards are listed in the above table): Mr. Argov – (i) 17,375 shares on each of November 21, 2007 and 2008; and (ii) 10,417 shares on the last business day of each calendar quarter through December 31, 2008; Mr. Villas – (i) 2,344 on October 15, 2007; (ii) 3,333 on each of October 15, 2007 and 2008, (iii) 5,208 shares on the last business day of each calendar quarter through December 31, 2008 and (iv) 6,250 shares on each anniversary of January 18, 2006; Mr. Pandraud – (i) 18,534 on December 9, 2007, (ii) 7,813 shares on the last business day of each calendar quarter through December 31, 2008, and (iii) 10,000 shares on each anniversary of January 18, 2006; Mr. Loy – (i) 13,576 on December 9, 2007, (ii) 7,813 shares on the last business day of each calendar quarter through December 31, 2008, and (iii) 9,375 shares on each anniversary of January 18, 2006; Mr. Walcott – (i) 13,576 on December 9, 2007, (ii) 5,208 shares on the last business day of each calendar quarter through December 31, 2008, and (iii) 6,250 shares on each anniversary of January 18, 2006.
(3)	These performance shares were granted as a part of the 2006 long term equity incentive program to the named executive officers; the performance share award was divided by 4 and allocated to be earned with respect to calendar years 2006, 2007, 2008 and 2009; shares are not actually awarded until earned with respect to a given year, based on the Company’s performance with respect to that year against financial metrics established by the Management Development & Compensation Committee of the Board. The number of performance shares indicated in column (i) for each named executive officer is a projection of the unearned, unvested shares under the 2006 performance share award with respect to calendar years 2007, 2008 and 2009 assuming that the Company’s performance for each of those years is at the maximum level using the financial metrics established for 2006 throughout that period as specified by instruction 3 to Regulation S-K, Item 402(f)(2); actual financial metrics for each of those years will be established annually by the Management Development & Compensation Committee, based upon the operating plan established for each such year and actual performance may result in awards that are significantly lower than those projected in columns (i) and (j) or in no award at all. Based on the Company’s performance during 2006 at a level of 1.01 times target, the following number of shares were earned and vested with respect to 2006 by each of the named executive officers: Mr. Argov – 37,875 shares; Mr. Villas – 6,313 shares; Mr. Pandraud – 10,100 shares; Mr. Loy – 8,838 shares; and Mr. Walcott – 6,313 shares.
(4)	The payout value is calculated using the closing price for the Company’s common stock on December 29, 2006 ($10.82).

Option Exercises and Stock Vested

The following table lists the stock option exercises by, and the number of shares of restricted stock vested with respect to, the named executive officers during the fiscal year ended December 31, 2006:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
(a)	(b)	(c)	(d)	(e)
Gideon Argov	—	—	59,052	$266,375
John D. Villas	42,249	$276,419	26,515	$285,209
Jean-Marc Pandraud	20,850	$70,890	49,791	$525,545
Bertrand Loy	—	—	44,834	$472,554
Peter W. Walcott	—	—	34,414	$363,405

(1)	Value realized on vesting of stock awards based on the closing value of the Company’s common stock on the date of vesting; with respect to stock award shares vesting on December 31, 2006 the closing price on December 29, 2006 ($10.82) was used.

Nonqualified Deferred Compensation

Pursuant to the Company’s SERP, certain executives, including named executive officers, may defer eligible compensation in excess of the maximum deferral amount allowed under the terms of the Company’s 401(k) Plan. Deferral elections are made by eligible executives in December of each year for amounts to be contributed in the following year. Compensation that may be deferred into the SERP include employee and matching employer contributions as well as employer discretionary profit sharing contributions to the 401(k) Plan that are in excess of the maximum deferral amount allowed under the terms of the 401(k) Plan. Payment of distributions to the participant under the SERP may be made only upon the retirement, death, disability or other termination of employment with the Company and shall be paid in a lump sum six months following the date of such termination. No SERP distributions may be made to a participant while still employed by Entegris. SERP participants are 100% vested with respect to participant and employer matching contributions; employer profit sharing contributions vest beginning after 2 years of service in 25% annual increments until the participant is 100% vested after 5 years of service. SERP participant accounts are credited with an investment return equivalent to that provided by the investment elections made by the SERP participant with respect to his or her 401(k) Plan account which may be allocated among 10 mutual funds.

Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY (1) ($)	Aggregate Earnings in Last FY (1) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
Gideon Argov	$22,161	$36,310	$3,447	0	$34,370
John D. Villas	$10,399	$8,864	$792	0	$11,191
Jean-Marc Pandraud	$48,440	$18,508	$76,200	0	$660,604
Bertrand Loy	$25,477	$14,323	$34,924	0	$269,194
Peter W. Walcott	$25,375	$9,975	$46,520	0	$351,707

(1)	The amounts listed for each of the named executive officers in these columns were reported as compensation to the named executive officer in the Summary Compensation Table above and were detailed in footnote 5, clauses (c), (d) and (e) to that table. These amounts were credited to the SERP accounts of the named executive officers in early 2007 with respect to 2006 activity.

Potential Payments Upon Termination as a Result of Change-In-Control

On May 4, 2005, Mykrolis entered into an employment agreement with Mr. Argov that provided that Mykrolis would employ Mr. Argov as chief executive officer for a term of three years, subject to automatic extension from year to year unless either party gives notice that the employment term shall not be extended. This agreement was assumed by Entegris pursuant to the Merger and was expressly approved by the Entegris Board on August 10, 2005. The employment contract continued Mr. Argov’s salary of $450,000 through 2005 and provided for a salary of $600,000 commencing January 1, 2006. In addition, Mr. Argov is eligible to participate in Entegris’s variable incentive compensation plan at a target pay out level of 75% of base salary, in other employee benefits offered by Entegris, including equity incentive plans, and in any supplemental retirement plan offered by Entegris. He is also entitled to receive a financial planning allowance. In the event of the termination of Mr. Argov’s employment under certain circumstances, he will be entitled to severance benefits that vary depending on the circumstances of the termination, including the severance benefits to which he is entitled in the event of a termination following a change of control (as defined in the agreement) which are substantially identical to the change of control agreements described below. If Mr. Argov is terminated by Entegris or a successor other than for cause, if he terminates his own employment for good reason or if Entegris or its successor elects not to extend the agreement for any of the otherwise automatic one-year extension periods, he will receive, in addition to all forms of compensation that he has accrued prior to termination, (i) payment of base salary commencing with the first regular payday in the seventh month following the date of termination for two years following the date of termination (or through the day immediately preceding the third anniversary of the effective date of the agreement if termination occurs prior to the first anniversary of the effective date of the agreement); (ii) the greater of the target bonus or the highest bonus paid to Mr. Argov during the three years prior to termination; (iii) continuation of health, dental and group life insurance coverage through the date Mr. Argov continues to receive his base salary following termination or the date he becomes eligible for such coverage with a different employer; (iv) immediate vesting of all outstanding unvested equity awards; and (v) reimbursement of up to $15,000 in outplacement services. Mr. Argov agreed to non-competition and non-solicitation covenants with Entegris for a period of two years following the termination of his employment.

There are currently effective agreements with Messrs. Pandraud, Loy, Walcott and Villas as well as three other executive officers and one other executive, to provide them with certain severance benefits in the event of a “Change of Control” of Entegris. In substance, a Change of Control shall be deemed to have occurred when any person becomes the beneficial owner, directly or indirectly, of 30% or more of the Company’s then outstanding Common Stock, if those members who constituted a majority of the Board cease to be so, if an agreement for the merger or other acquisition of the Company is consummated (including the consummation of the Merger). If during the two-year period following a Change of Control the executive’s employment is terminated or if the executive terminates employment for “good cause” (as defined in the agreement – generally certain adverse changes to the terms or conditions of the executive’s employment), then the executive will become immediately entitled to: (i) payment of all unpaid compensation, vacation and expenses earned or incurred prior to the date of termination; (ii) a lump sum severance payment equal to two times the sum of the executive’s base salary plus the highest annual bonus during the three years prior to termination; (iii) medical, dental and life insurance benefits for executive and executive’s family members for a period of two years following the date of termination; (iv) immediate vesting of all unvested stock options, the ability to exercise stock options for a period of up to one year following such termination (or, if earlier, until the expiration date of the options), and the immediate lapse of all restrictions on executive’s restricted stock; and (v) up to $15,000 of outplacement services. If such provisions had been triggered on the last business day of 2006, the cash amounts payable to Messrs. Argov, Villas, Pandraud, Loy, Walcott and would have been approximately $2,110,000, $877,212, $1,235,952, $1,095,368, and $924,926, respectively, and equity awards (stock options, restricted stock and performance shares) would vest with the following aggregate values: Mr. Argov – $3,380,005; Mr. Villas – $1,460,192; Mr. Pandraud – $2,211,810; Mr. Loy – $1,688,684; and Mr. Walcott – $1,568,776.

The agreements also provide for an additional tax “gross-up” payment to the executive of an amount sufficient to satisfy, on an after-tax basis, any excise tax payable by such executive under Section 4999 of the Internal Revenue Code of 1986 as a result of any payments or benefits received by him (whether or not received pursuant to the amended and restated executive employment agreement).

The agreements include a confidentiality covenant and two year post-termination non-competition and non-solicitation covenants by each executive.

OWNERSHIP OF ENTEGRIS COMMON STOCK

Management Holdings of Entegris Common Stock

The following table sets forth information concerning the number of shares of Entegris Common Stock, $0.01 par value, beneficially owned, directly or indirectly, by each director or nominee; each of the five most highly compensated named executive officers and all directors and executive officers as a group as of January 31, 2007. This information is based on information provided by each director, nominee and executive officer and the listing of such securities is not necessarily an acknowledgment of beneficial ownership. Unless otherwise indicated by footnote, the director, nominee or officer held sole voting and investment power over such shares.

Name of Beneficial Owner	Amount And Nature of Shares Beneficially Owned (1) (2)		% of Class (3)
Gideon Argov	698,313		*
Michael A. Bradley	70,925		*
Michael P.C. Carns	70,230		*
Daniel W. Christman	73,010	(4)	*
James E. Dauwalter	3,987,945	(5)	3.0
Gary F. Klingl	74,167		*
Bertrand Loy	411,654		*
Roger D. McDaniel	93,799		*
Paul L.H. Olson	38,167		*
Jean-Marc Pandraud	660,969		*
Thomas O. Pyle	88,178	(6)	*
Brian F. Sullivan	38,167		*
John D. Villas	638,215	(7)	*
Peter W. Walcott	490,403		*
All Directors and Executive Officers as a Group (17 persons including those listed above):	8,250,214	(8)	6.2

*	None of these officers or directors owns as much as 1.0% of Entegris common stock.
(1)	Included in the shares listed as beneficially owned are the following number of shares subject to acquisition through the exercise of stock options under Entegris stock option plans which the following directors and executive officers have the right to acquire within 60 days following January 31, 2007: Mr. Argov – 390,938 shares; Mr. Bradley – 56,063 shares, Mr. Carns – 56,063 shares, Mr. Christman – 56,063 shares, Mr. Dauwalter – 750,300 shares; Mr. Klingl – 60,000 shares, Mr. Loy – 208,755 shares, Mr. McDaniel, – 75,000 shares, Mr. Olson – 24,000 shares; Mr. Pandraud, – 420,228 shares, Mr. Pyle – 63,679 shares, Mr. Sullivan – 24,000 shares, Mr. Villas – 247,300 shares and Mr. Walcott – 343,825 shares.

(2)	Includes restricted stock which is subject to forfeiture and other restrictions which lapse either quarterly or annually in accordance with the schedule specified in the respective awards, as follows: Mr. Argov – 128,490 shares, Messrs. Bradley, Carns, Christman, Klingl, McDaniel, Olson, Pyle and Sullivan – 10,000 shares each, Mr. Loy – 121,381 shares, Mr. Pandraud – 128,839 shares, Mr. Villas 80,881 shares and Mr. Walcott – 85,446 shares; all officers and directors as a group – 827,062 shares. Does not include performance share awards that are conditioned on the Company’s achievement of specified financial metrics in each of calendar years 2007, 2008 and 2009 as follows: Mr. Argov – 112,500 shares; Mr. Loy – 28,125 shares, Mr. Pandraud – 30,000 shares, Mr. Villas – 18,750 shares, Mr. Walcott 18,750 shares and all officers and directors as a group – 249,375 shares.
(3)	Calculated based on 133,011,912 outstanding shares of Entegris common stock as of January 31, 2007.
(4)	Includes 695 shares held in the name of Mr. Christman’s wife as to which he disclaims beneficial ownership.
(5)	Includes 85,319 shares held directly, 251,668 shares held indirectly for Mr. Dauwalter’s account in the Company’s 401(k) Plan; an additional 2,900,658 shares held indirectly by family members, in family trusts, foundations and other entities; and an aggregate of 750,300 shares subject to stock options exercisable within 60 days.
(6)	Included in the shares listed as beneficially owned are 11,124 Entegris phantom shares distributed on February 27, 2002 with respect to deferred compensation phantom stock units for Millipore Corporation common stock credited to the deferred compensation account of Mr. Pyle under a plan maintained by Millipore Corporation for its directors (Mr. Pyle served as a director of Millipore Corporation until August 2001); these Entegris phantom stock units are payable only in cash upon Mr. Pyle’s retirement or earlier termination of service from the Entegris Board.
(7)	Includes 266,089 shares held directly, of which 80,881 were issued pursuant to a restricted stock grant and are subject to forfeiture if certain obligations such as continued employment are not met; 118,513 shares allocated to Mr. Villas’ individual account under the Company’s 401(k) Plan and an aggregate of 247,300 shares subject to stock options exercisable within 60 days.
(8)	Includes 3,074,328 shares subject to acquisition by executive officers and directors within 60 days following January 31, 2007 through the exercise of stock options.

Other Principal Holders of Entegris Common Stock

Based on Schedule 13G Reports filed during February 2007 with the Securities and Exchange Commission, the following persons are believed by the Company to be the beneficial owners of more than 5% of Entegris common stock, the Company’s only class of voting securities, as of December 31, 2006:

Name and address of beneficial owner	Amount and nature of beneficial ownership		Percent of class (1)
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	13,182,060	(2)	9.9%

Gerald Catanacci 666 Fifth Avenue, 37th Floor New York, NY 10103	6,947,100	(3)	5.2%

Cooke & Bieler LP 1700 Market Street, Suite 3222 Philadelphia, PA 19103-3932	8,944,033	(4)	6.7%

(1)	Calculated based on 132,770,676 outstanding shares of Entegris common stock as of December 31, 2006.
(2)	With respect to the shares held by T. Rowe Price Associates, Inc. (T. Rowe Price), a registered investment advisor, T. Rowe Price reported that it exercises sole dispositive power over 13,182,060 shares and sole voting power with respect to 3,442,855.

(3)	With respect to the shares held by Gerald Catenacci, Mr. Catenacci has reported that he exercises sole voting power and sole dispositive power over 6,947,100 shares. These shares have been reported as being held by five Delaware limited partnerships or Cayman Islands exempted companies of which Principled Capital Management L.L.C. or Principled Asset Administration LLC serve as the managing member or general partner and thus have the power to vote and direct the disposition of proceeds from the sale of any such shares. Gerald Catenacci has reported that he is the managing member of both Principled Capital Management L.L.C. and Principled Asset Administration LLC and has reported that he directs their operations. The entities report that they hold shared voting power and shared dispositive power with respect to the shares held as follows: Highway Partners L.P. – 127,228 shares; Thruway Partners L.P. – 784,479 shares; Roadway Partners L.P. – 683,300 shares; Expressway Partners Ltd. – 2,145,793 shares; Freeway Partners Ltd. – 3,206,300 shares.
(4)	With respect to the shares held by Cooke & Bieler, Inc. (“Cooke”), an institutional investment manager, Cooke has reported that it exercises sole dispositive power over no shares and shared dispositive power over 8,894,033 shares. Of the shares reported, Cooke has reported that it holds sole voting power with respect to no shares and shared voting power with respect to 4,532,770 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and officers and persons who own more than 10 percent of Entegris Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Entegris common stock. Entegris is required to disclose any failure to file these reports by the required due dates. With the exception of one Form 4 reporting an option exercise and resale with respect to 2,000 shares filed by John B. Goodman 28 days late, all of these filing requirements were satisfied in a timely manner during 2006.

REPORT OF THE AUDIT & FINANCE COMMITTEE

The Audit & Finance Committee is composed of three members and acts under a written charter adopted by the Board of Directors. The members of the Audit & Finance Committee are independent directors, as defined in the Audit & Finance Committee Charter and in Rule 4200(15) of the NASDAQ Stock Market, Inc. Marketplace Rules.

The Audit & Finance Committee reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2006 and discussed these financial statements with the Company’s management. Management is responsible for the Company’s internal controls and the financial reporting process. Management represented to the Audit & Finance Committee that the Company’s financial statements had been prepared in accordance with accounting principles generally accepted in the United States. The Audit & Finance Committee selected KPMG LLP to serve as the Company’s independent registered public accounting firm for 2006. The Company’s independent registered public accounting firm is responsible for performing an audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States and to issue a report on those financial statements. More specifically, the Audit & Finance Committee reviews, evaluates, and discusses with the Company’s management and with the independent registered public accounting firm, the following matters:

•	the plan for, and the independent accountants’ report on, each audit of the Company’s financial statements;

•	the Company’s financial disclosure documents, including all financial statements and reports filed with the Securities and Exchange Commission or sent to stockholders;

•	changes in the Company’s accounting practices, principles, controls or methodologies; significant developments or changes in accounting rules applicable to the Company; and

•	the adequacy of the Company’s internal controls and accounting, financial and auditing personnel and the areas of risk that could impact the Company’s business.

The Audit & Finance Committee also reviewed and discussed the audited financial statements and the matters required by Statement on Auditing Standards 61 (Communication with Audit Committees) with KPMG LLP, the Company’s independent registered public accounting firm. Statement on Auditing Standards 61 requires the Company’s independent registered public accounting firm to discuss with the Company’s Audit & Finance Committee, among other things, the following:

•	methods to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and

•	disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.

KPMG LLP also provided the Audit & Finance Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Independence Standards Board Standard No. 1 requires auditors annually to disclose in writing all relationships that in the auditor’s professional opinion may reasonably be thought to bear on independence, confirm their perceived independence and engage in a discussion of independence. The Audit & Finance Committee discussed with the independent registered public accounting firm the matters disclosed in this letter and their independence from Entegris. The Audit & Finance Committee also considered whether the provision of the other, non-audit related services to Entegris by the independent registered public accounting firm, which are referred to under the heading “Accountants” below, is compatible with maintaining such auditors’ independence.

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit & Finance Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

In performing all of these functions, the Audit & Finance Committee acts only in an oversight capacity. The members of the Audit & Finance Committee have necessarily relied on the information, opinions, reports and statements presented to them by Entegris management, which has the primary responsibility for financial statements and reports. The members of the Audit & Finance Committee have also relied on the work and assurances of the Company’s independent registered public accounting firm, who in their report express an opinion on the Company’s annual financial statements. Accordingly, while the Audit & Finance Committee recommended to the Company’s Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K as described above, the foregoing oversight procedures do not assure that management has maintained adequate financial reporting processes and controls, that the financial statements are accurate, or that the audit would detect all inaccuracies or flaws in the Company’s financial statements. The information set forth in this report of the Audit & Finance Committee is not “soliciting material”, deemed to be “filed” with the Securities and Exchange Commission and is not incorporated by reference into any filings of the Company under the Securities Exchange Act of 1934, as amended, irrespective of any general incorporation language contained in any such filing.

AUDIT & FINANCE COMMITTEE

Roger D. McDaniel, Chairman

Michael A. Bradley

Daniel W. Christman

ACCOUNTANTS

KPMG LLP, (“KPMG”) independent registered public accounting firm, has reported on the Company’s consolidated financial statements for the year ended December 31, 2006, four months ended December 31, 2005 and year ended August 27, 2005. The Audit & Finance Committee selected KPMG as the Company’s independent registered public accounting firm for 2006 and has also reviewed and approved the scope and nature of the services to be performed for Entegris by that firm. Representatives of KPMG are expected to be present at the Annual Meeting to make a statement if they wish to do so, and to respond to appropriate stockholder questions.

In connection with their examination of and report on the Company’s financial statements, on management’s assessment of the effectiveness of the Company’s internal controls over financial reporting and on the effectiveness of the internal controls over financial reporting for 2006, KPMG also reviewed the Company’s Annual Report on Form 10-K and performed a review of its quarterly financial statements included in the quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

Audit Fees

Aggregate fees for professional services rendered for the Company by KPMG for the year ended December 31, 2006, four months ended December 31, 2005 and year ended August 27, 2005 were:

Service	Year ended December 31, 2006	Four months ended December 31, 2005	Year ended August 27, 2005
Audit Fees	$1,522,000	$725,000	$1,389,000
Audit Related Fees	30,000	20,000	253,000
Tax Fees	86,000	51,000	41,000
All Other Fees	—	—	—

Total	$1,638,000	$796,000	$1,683,000

The Audit services for the year ended December 31, 2006, four months ended December 31, 2005, and year ended August 27, 2005 consisted of professional services rendered for the integrated audit of the Company’s consolidated financial statements and its internal control over financial reporting, as required by the Sarbanes-Oxley Act of 2002 for the years ended December 31, 2006 and August 27, 2005; the audit of the Company’s consolidated financial statements for the four months ended December 31, 2005; the statutory audits of certain of its foreign subsidiaries, and the review of documents filed with the SEC.

The fees for Audit Related services for the year ended December 31, 2006 were for services related to the assessment of the Company’s accounting for its accelerated stock buyback program. The fees for Audit Related services for four months ended December 31, 2005 were for services related to the assessment of the Company’s adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment. The fees for Audit Related services for the year ended August 27, 2005 were for services related to due diligence services provided in connection with the Merger of Entegris Minnesota and Mykrolis into the Company and for auditing procedures performed in connection with that Merger.

The fees for Tax services for the year ended December 31, 2006, four months ended December 31, 2005 and year ended August 27, 2005 were for services related to tax compliance, tax planning and tax advice for the Company, principally in foreign locations.

There were no fees for All Other services for the year ended December 31, 2006, four months ended December 31, 2005 and year ended August 27, 2005.

Effective August 10, 2005, the Company’s Board adopted the charter of the Audit & Finance Committee which requires the pre-approval of all non-audit services before any such non-audit services are performed for the Company. The charter of the Audit & Finance Committee is posted on the Company’s web site http://www.Entegris.com under “Investors” – “Corporate Governance”. The Audit & Finance Committee adopted pre-approval policies and procedures with respect to audit and permissible non audit services (“Services”) effective August 10, 2005. Under this policy Services must receive either a general pre-approval or a specific pre-approval by the Audit & Finance Committee. The grant of a general pre-approval of Services is limited to identified Services that have been determined not to impair the independence of the independent registered public accounting firm and must include a maximum fee level for the Services approved. A request for specific pre-approval must include detailed information concerning the scope of the Services and the fees to be charged. The policy also provides for a special delegation of pre-approval authority to the Chairman of the Audit & Finance Committee where the commencement of Services is required prior to the next scheduled meeting of the Audit & Finance Committee and it is impractical to schedule a special meeting; any such pre-approval by the Chairman is subject to review by the full Committee. All of the fees listed as paid for 2006 in the table above received pre-approval by the Company’s Audit & Finance Committee.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Stockholder proposals submitted for inclusion in next year’s proxy materials must be received by the Company no later than December 1, 2007 and must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended. Proposals should be addressed to Peter W. Walcott, Secretary, Entegris, Inc., 129 Concord Road, Billerica, MA 01821.

Under the Company’s By-Laws any stockholder of record of Entegris may nominate candidates for election to the Board or present other business at an annual meeting if a written notice is delivered to the Secretary of Entegris at the Company’s principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. Such written notice must set forth: (a) as to each person whom the stockholder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to the Securities Exchange Act of 1934, as amended, (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to any other business to be brought before the meeting, (i) a brief description of the business, (ii) the reasons for conducting such business and (iii) any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (A) the name and address of such stockholder and such beneficial owner and (B) the number of shares of common stock that are held of record by such stockholder and owned beneficially by such beneficial owner.

The deadline for receipt of timely notice of stockholder proposals for submission to the Entegris 2008 Annual Meeting of Stockholders without inclusion in the Company’s 2008 proxy statement is February 13, 2008. Unless such notice is received by Entegris at its offices at 129 Concord Road, Billerica, MA 01821, Attention Peter W. Walcott, Secretary, on or before the foregoing date, proxies with respect to such meeting will confer discretionary voting authority with respect to any such matter.

FORM 10-K ANNUAL REPORT

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 accompanies this proxy statement. Stockholders may obtain without charge an additional copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, by writing to Gregory B. Graves, Senior Vice President & Chief Financial Officer, Entegris, Inc. at the Company’s headquarters. In addition, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 is available through the web site of the Securities & Exchange Commission (www.sec.gov) on the EDGAR database as well as on the Company’s web page www.Entegris.com in the “Investors” section under the heading “SEC Filings”.

OTHER BUSINESS

The Board of Directors is not aware of any other business to come before the Annual Meeting of Stockholders. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment as to such matters.

By Order of the Board of Directors,

Peter W. Walcott

Senior Vice President, General Counsel & Secretary

Chaska, Minnesota

March 30, 2007

©2007 Entegris, Inc.     Printed in USA    9000-2071RRD-1204

ATTN: INVESTOR RELATIONS

3500 LYMAN BLVD.

CHASKA MN, 55318

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 8, 2007. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Entegris, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 8, 2007. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Entegris, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	ENTEG1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ENTEGRIS, INC.

The Board of Directors of Entegris, Inc. Recommends a Vote “FOR” the Following Nominees			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors

	To elect as directors of Entegris, Inc. to serve until the 2008 Annual Meeting of Stockholders the nominees listed below:		☐	☐	☐

	01) Gideon Argov 02) Michael A. Bradley 03) Michael P.C. Carns 04) Daniel W. Christman 05) James E. Dauwalter	06) Gary F. Klingl 07) Roger D. McDaniel 08) Paul L.H. Olson 09) Thomas O. Pyle 10) Brian F. Sullivan

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR ALL of the nominees. If any other matters properly come before the meeting, the person(s) named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ENTEGRIS, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF ENTEGRIS, INC.

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 9, 2007

By signing this proxy or granting your proxy by telephone or the Internet as described on the reverse side, you revoke all prior proxies and constitute and appoint Gideon Argov, Gregory B. Graves and Peter W. Walcott and each of them singly, your proxies and attorneys with full power of substitution, to vote all shares of Common Stock of Entegris, Inc. held by you or in respect of which you would be entitled to vote or act at the Annual Meeting of Stockholders of Entegris, Inc. to be held at 129 Concord Road, Billerica, MA on May 9, 2007 at 10:00 a.m. local time and at any adjournments of said meeting (except as expressly limited on the reverse side) which you would possess if personally present.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED FOR ALL NOMINEES AND IN THE DISCRETION OF THE NAMED PROXIES AS TO ANY OTHER MATTER THAT MAY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS.

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!

SEE REVERSE SIDE OF THIS CARD FOR VOTING INSTRUCTIONS

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE